EXHIBIT 23.2



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 relating to the registration of 700,000 shares in respect of the 2006 Omnibus Incentive Plan of Standard Motor Products, Inc. and subsidiaries of our report dated March 26, 2004, relating to the consolidated statements of operations, changes in stockholders' equity, and cash flows and related schedule for the year ended December 31, 2003, which report appears in the December 31, 2003 annual report on Form 10-K of Standard Motor Products, Inc.


/s/ KPMG LLP

New York, New York
May 17, 2006